Exhibit 10.31
RENASANT BANK
DEFERRED INCOME PLAN
AMENDMENT
(2020 Voluntary Early Retirement Program)

WHEREAS, Renasant Bank, a financial institution with its principal place of business in Tupelo, Mississippi (the “Bank”), maintains the Renasant Bank Deferred Income Plan, which plan was most recently amended and restated effective as of January 1, 2019, as further amended (the “Plan”);

WHEREAS, the Plan is generally intended to constitute a plan of deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and to be interpreted and construed in accordance with such section;

WHEREAS, the Bank intends to implement the 2020 Voluntary Early Retirement Program and now desires to permit deferrals with respect to certain amounts payable thereunder;

NOW, THEREFORE, the following “2020 VERP Appendix” shall be added to the Plan to read in its entirety as follows:

“2020 VERP APPENDIX

1.    General:

    1.1    Purpose; Construction; Effective Date: This 2020 VERP Appendix (the ‘Appendix’) is intended to set forth the terms and conditions applicable to the deferral and distribution of the certain payments under the 2020 Voluntary Early Retirement Program (the ‘2020 VERP’). To the extent the terms of the Plan conflict with the terms of this Appendix, the terms of this Appendix shall control. Capitalized terms used herein, to the extent not defined in this Appendix, shall have the meanings ascribed to them in the Plan. Except as provided herein, the terms of the Plan are otherwise ratified and confirmed.

The terms of this Appendix shall apply solely to VERP Accounts (as defined below). Nothing contained shall otherwise affect the administration or payment of any other Account.

This Appendix shall be effective as of the date of execution as provided below.

    1.2    Definitions:

a.    Eligible Participant means an Employee who made Deferrals during 2020 and who is eligible to participate in the 2020 VERP.

b.    Eligible Payment means the amount payable to an Eligible Participant in the form of the ‘Cash Payment’ described in that certain Retirement Agreement by and between the Bank, Renasant Corporation and such Participant; provided that in no event shall any such amount that is actually paid or payable during 2020 be considered an Eligible Payment hereunder.

c.    VERP Account means an Account established under this Appendix that credited that is credited with Deferrals from an Eligible Participant’s Eligible Payments.

2.    Deferral. On or before December 14, 2020, each Eligible Participant may elect defer all or a portion of his or her Eligible Payment, such deferral to be made in the form prescribed by the Administrator; any such election shall be irrevocable upon receipt by the Administrator.
3.    Administration of VERP Accounts. Any amount deferred hereunder shall be credited to a separate VERP Account maintained for such Participant, which shall be administered as follows:

a.    Amounts held in a VERP Account shall be subject forfeiture if the non-competition or other covenants contained in the separate Business Covenant Agreement signed and delivered by each Eligible Participant as a condition of participation in the 2020 VERP are breached, as determined by the Bank. In the event an Eligible Participant dies or becomes Disabled, such Account shall be fully vested and non-forfeitable.

b.    Each Eligible Participant shall direct the investment and reinvestment of his or her VERP Account in accordance with the rules and procedures generally applicable under the Plan.

4.    Distribution from VERP Accounts:

a.    Each Eligible Participant shall designate: (i) the year in which his or her VERP Account shall be distributed (or the year in which distributions shall commence), which shall be no earlier than 2023 and no later than 2025; and (ii) the form in which his or her VERP Account shall be distributed, either a single-sum or not more than five annual installments, each determined as a Declining Balance Payment. Such election shall be made at the time prescribed under paragraph 2 hereof on forms provided by the Administrator and shall be irrevocable.

b.    Distributions shall be made or commence as of May 15th of the year designated by each Eligible Participant.

5.    Disability and Death:

a.    In the event an Eligible Participant shall become Disabled, his or her VERP Account shall be distributed in accordance with Section 10.5 of the Plan, as if he or she had Separated From Service as of the date of his or her Disability.

b.    In the event an Eligible Participant shall die before the distribution of his or her VERP Account is complete, such Account shall be distributed to his or her Beneficiary or Beneficiaries in the form of a single-sum as of the Payment Date that coincides with or immediately follows the date of his or her death.

c.    A Participant may designate a Beneficiary or Beneficiaries for his or her VERP Account; if no such designation is made, such Participant’s last Beneficiary Designation on file with the Administrator shall control, or if there is no such designation, the provisions of Section 10.1 of the Plan shall govern.

6.    Taxes. The Bank or an Affiliate shall withhold from any payment hereunder any amount required to be withheld under applicable Federal or state law. Upon the vesting of a VERP Account, the amount required to satisfy the employment tax obligations of each Eligible Participant, including an amount necessary to satisfy any income tax obligation with respect thereto, shall be distributed from the Plan and remitted in satisfaction of such taxes.”

THIS APPENDIX has been adopted by an authorized officer of Renasant Bank, to be effective as of the date set forth below.

By:      /s/ Hollis R. Smith                         Date: November 17, 2020            Hollis Ray Smith,
Executive Vice President